EXHIBIT 99.1



                   ANICOM ANNOUNCES TWO ADDITIONAL DIRECTORS;
                 COMPLETES PRIVATE PLACEMENT OF PREFERRED STOCK


ROSEMONT, ILL., JUNE 5, 1997 -- Anicom, Inc. (Nasdaq: ANIC), a specialist in the sale and distribution of multimedia wiring products, today announced that Peter Huizenga and Thomas Reiman will join Anicom's board of directors. Mr. Huizenga is president of Huizenga Capital Management and co-founder of Waste Management, Inc. Mr. Reiman is senior vice president - State and Governmental Affairs of Ameritech. Anicom's board now consists of eleven members, including six outside directors. Alan Anixter, Anicom's chairman of the board, said "We are excited to add two distinguished and experienced directors of Mr. Huizenga's and Mr. Reiman's caliber. We look forward to the valuable contributions they will make as we continue to pursue our integrated growth strategy."

Anicom also announced that it has completed the sale and issuance of convertible preferred stock in a private placement that raised $27 million before expenses. The investor group included Cahill Warnock Strategic Partners Fund, Fleming Capital Management and Huizenga Capital Management. On or before June 30, 1997, Anicom intends to file with the Securities and Exchange Commission a registration statement for the resale of the common stock issuable upon conversion of the preferred stock. The Company plans to use the proceeds from the sale for ongoing acquisition opportunities and general corporate purposes.


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Coopers & Lybrand  L.L.C.  served as financial  advisor to Anicom in the private placement. The securities offered in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

Anicom is a national leader in the sale and distribution of multimedia technology products, with over 40 locations nationwide. The company provides products that "interconnect the Internet" and are used in the growing global communications industry. Since its initial public offering in February, 1995, Anicom has acquired nine companies and opened more than 20 locations. Revenues for the year ended December 31, 1996 were $116 million, compared to $29 million for the year ended December 31, 1995. Revenues for the first quarter ended March 31, 1997 were $45 million , compared to $15 million for the first quarter ended March 31, 1996.

In  compliance  with  the  Safe  Harbor  Provision  of  the  Private  Securities
Litigation Reform Act of 1995, the company notes the statements contained in this press release that are not historical facts may be forward-looking statements that are subject to a variety of risks and uncertainties more fully described in Anicom's filings with the Securities and Exchange Commission including, without limitation, those described under "Risk Factors" in Anicom's Resale Prospectus dated November 15, 1996 and in Anicom's Annual Report on Form 10-KSB for the year ended December 31, 1996. Anicom wishes to caution readers of this press release that these risks and uncertainties could cause Anicom's actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anicom. These risks and uncertainties include, without limitation, general economic and business conditions affecting the industries of Anicom's customers in existing and new geographical markets, competition from, among others, national and regional distributors, the availability of sufficient capital, Anicom's ability to identify the right product mix and to maintain sufficient inventory to meet customer demand, Anicom's ability to successfully acquire and integrate the operations of additional businesses and Anicom's ability to operate effectively in geographical areas in which it has no prior experience.